Exhibit 10.10
***** CONFIDENTIAL TREATMENT REQUESTED
WIRELESS INFORMATION SERVICE LICENSING AGREEMENT
     THIS WIRELESS INFORMATION SERVICE DISTRIBUTION AGREEMENT is entered into as of the ___15th day of October, 2004 ____ (the “Effective Date”), by and between Sorrent, a corporation incorporated under the laws of the State of California, having its principal place of business at 1810 Gateway Drive Suite 200 San Mateo, CA 94404 (“LICENSOR”), and CINGULAR WIRELESS, LLC., a limited liability company under the laws of Delaware, having a place of business at ___5565 Glenridge Connector Atlanta, GA 30342 (“Cingular”). Each of LICENSOR and Cingular may be referred to herein each as a “Party” and together, as the “Parties.”
SECTION 1. DEFINITIONS
1.1.	Definitions. In this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any entity, any other entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such entity or one or more of the other Affiliates of that entity (or a combination thereof). For the purposes of this definition, an entity shall control another entity if the first entity: (i) owns, beneficially or of record, more than fifty percent (50%) of the voting securities of the other entity; (ii) has the ability to elect a majority of the directors of the other entity or (iii) provides day to day management of such entity under contract or as managing general partner;

“Agreement” means this Agreement, the Schedules attached hereto any other documents included by reference, as each may be amended from time to time in accordance with the terms of this Agreement;

“Background Intellectual Property” means, with respect to a Party, Intellectual Property in which that Party or any of its Affiliates owns all or part of the Intellectual Property Rights prior to or independently of the Information Service being developed or provided hereunder;

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the State of Georgia, as applicable;

“Cingular’s Marks” means those Cingular Marks used in conjunction with the Cingular Service as identified by Cingular from time to time during the Term;

“Cingular Service” means the wireless data services delivered over Cingular’s wireless data network to End Users;

“Cingular Web/WAP Interfaces” means the interfaces through which Cingular will present and distribute the Information Service to the End Users;

“Cingular User Data” means all information directly collected or developed by Cingular regarding its customers who are Users under this Agreement or derived specifically from an End User’s use of the Cingular Service or the Cingular Network, including without limitation, the Mobile Identification Number (MIN) issued by Cingular to identify an End User and the Network Access Identifier (NAI);

“Commercial Launch Date” means the date upon which any Information Service is first made available to End Users on the Cingular Service;

“Confidential Information” means any information which would be considered confidential by a party exercising reasonable business judgment or that is identified as being confidential by a Party or by any of its Affiliates and that is furnished by or on behalf of such Party or any of its Affiliates (collectively, the “Disclosing Party”) to the other Party or to any of its Affiliates (collectively, the “Receiving Party”), whether such information is or has been conveyed verbally or in written or other tangible form, and whether such information is acquired directly or

*****	The omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.

indirectly such as in the course of discussions or other investigations by the Receiving Party, including, but not limited to, trade secrets and technical, financial or business information, data, ideas, concepts or know-how that is considered and treated as being confidential by the Disclosing Party.

Confidential Information disclosed in tangible or electronic form may be identified by Disclosing Party as confidential with conspicuous markings, or otherwise identified with a legend as being confidential, but in no event shall the absence of such a mark or legend preclude disclosed information which would be considered confidential by a party exercising reasonable business judgment from being treated as Confidential Information by Receiving Party.

“Information Service” means the software applications, products, features, functionality, data, graphics, sounds, text and other information, material, data or other Information Service (other than Marks) in electronic form utilizing any and all wireless platforms that are or may become compliant with the Cingular Service, including without limitation, BREW (Binary Runtime Environment for Wireless), J2ME (JAVA 2 Micro Edition), WAP (Wireless Application Protocol — XML and xHTML), Mophun, Symbian, Microsoft Smartphone, n-Gage, i-Mode or iAppli, provided by LICENSOR to Cingular for transmission to End Users over the Cingular Service. The initial software applications that will be available as Information Service under this Agreement are set forth on Exhibit A annexed hereto. The parties acknowledge and agree that Schedule A may be amended from time to time by mutual agreement of the parties to add additional software applications, products, features, functionality, data, graphics, sound, text and other information, material, data or other information service as Information Service hereunder;

“End User” means any user of the Cingular Service who is registered or otherwise authorized to use the Cingular’s DirectBill Service;

“Intellectual Property” means anything that is or may be protected by an Intellectual Property Right such as, but not limited to, works (including computer programs), performances, discoveries, inventions, trademarks (including trade names and service marks), trade secrets, industrial designs, confidential information (including Confidential Information as defined herein), mask work and integrated circuit topographies;

“Intellectual Property Right” means any right that is or may be granted or recognized under any federal, state or local law regarding patents, copyrights, moral rights, trade-marks, trade names, service marks, confidential information (including Confidential Information as defined herein), industrial designs, mask work, integrated circuit topography, privacy, publicity, celebrity and personality rights and any other statutory provision or common or civil law principle regarding intellectual and industrial property, whether registered or unregistered, and including rights in any application for any of the foregoing;

“Interactive Device” means any mobile device that enables End Users to access the Cingular Service and for which LICENSOR provides Information Service hereunder;

“LICENSOR’S Marks” means, collectively, the trademarks and service marks and the trademarks of LICENSOR and services marks of its licensors used in conjunction with the Information Service as identified by LICENSOR from time to time during the Term;

“Mark” means trade names, trademarks, service marks, logos, marks or other business identifiers of any entity;

“Person” means any individual, corporation, partnership, joint venture, association, trust or other entity or group;

Premium Placement means deck placement within the first deck of Cingular Recommends (or equivalent) or of the Individual Categories of the Cingular WAP deck. This placement does not include the What’s Hot or What’s New categories.

“Term” shall have the meaning ascribed to that term in Section 2.1;

“Unsuitable Information Services” means Information Services that Cingular determines to be inappropriate for billing by Cingular, including images or content that is in any way unlawful, harmful, threatening, defamatory, obscene, harassing, or racially, ethically or otherwise objectionable; Information Services that facilitate illegal activity, depict sexually explicit images, promote violence, promote discrimination, promote illegal activities, or incorporate any materials that infringe or assist others to infringe on any copyright, trademark, or other intellectual property rights.

“Use” includes any act, which if committed without the proper authorization of the owner of an Intellectual Property Right, would constitute an infringement of such Intellectual Property Right;

“Web Page” means a single HTML, WML, VXML, HDML or similar document, which is all or a portion of a portable or non-portable Web Site; and

“Web Site” means, with respect to any Person, all points of presence and/or services maintained by such Person on or electronically connected (both wired and wireless connections) with the Internet (including, without limitation, the World Wide Web) or any successor public data network.
SECTION 2. TERM AND EXCLUSIVITY

2.1.	Term/Renewal. This Agreement shall have a term (the “Term”) commencing on the Effective Date and ending on the date which is ***** following the Commercial Launch Date (the “Initial Term”). After the expiration of the Initial Term, this Agreement will be automatically extended for successive one year terms (each, a “Renewal Term”) until terminated by either party with at least ninety (90) days written notice prior to the end of the Initial Term or any Renewal Term. The Initial Term and any Renewal Term are collectively referred to as the “Term.” During Term, Cingular may terminate this agreement for any reason, including convenience upon ninety (90) days prior written notice.

2.2.	Non-Exclusive. Under no circumstances shall this Agreement be construed or interpreted as an exclusive dealing agreement by either Party. Nothing in this Agreement shall be construed as to restrict either Party from entering into any agreement with any other party, even if similar to or competitive with the transactions contemplated hereunder.
SECTION 3. GRANT OF RIGHTS
3.1.	Resale of Information Service; Use of LICENSOR’s Marks. LICENSOR hereby grants to Cingular and its Affiliates:
3.1.1	a non-exclusive, non-transferable license to Use, reproduce, display, distribute and resell the Information Service to End Users and permit End Users to use the Information Service on their Interactive Device(s); and

3.1.2	a non-exclusive, non-transferable license to Use, reproduce, publish and display or sublicense:
3.1.2.1	LICENSOR’s Marks on the Cingular Web/WAP Interfaces in connection with posting and maintaining the Information Service thereon; and

3.1.2.2	LICENSOR’s Marks in promotional and marketing materials, Information Service directories and indexes, and electronic and printed advertising, publicity, press releases, newsletters and other communications about LICENSOR and the Information Service; and
3.2.	Restrictions on Use of Information Service. Cingular shall not copy, decompile or reverse compile, reverse engineer or reverse assemble the Information Service.

3.3	Right to Use Cingular’s Marks. Cingular grants LICENSOR a limited, non-exclusive, non-transferable (with no right to sub-license) license to reproduce, display, distribute and transmit Cingular’s Marks: (a) on tangible written materials promoting the Cingular Service; and (b) in connection with the marketing and promotion of the Cingular Serviceprovided that any such use shall be subject to Cingular’s prior written approval and Cingular’s brand and trademark guidelinesLICENSOR shall not be permitted to use any of

*****	The omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.

Cingular’s Marks for any other purpose without Cingular’s prior written consent
SECTION 4. INFORMATION SERVICE AND PRESENTATION; TECHNICAL SUPPORT
4.1	LICENSOR Responsibility. LICENSOR is solely responsible for the licensing, creation and delivery of the Information Service to Cingular. LICENSOR shall manage, renew, create, delete, edit and otherwise control any and all aspects of the Information Service in its sole and absolute discretion. LICENSOR shall provide a single point of contact at a phone number that is reachable during eastern time zone standard business hours for Cingular to report bugs, defects, problems and other issues with the Information Service.

4.2	Cingular Responsibility. Cingular shall create, design, edit, manage, host and otherwise control the presentation of the Cingular Web/WAP Interfaces at its sole cost and expense. Cingular shall host the presentation of the Information Service through the Cingular Web/WAP Interfaces designed and maintained by Cingular. LICENSOR will provide and deliver the Information Service to Cingular’s server as may be mutually agreed to by the Parties from time to time. Cingular shall have sole responsibility to deliver the Information Service to the End Users’ Interactive Devices at its sole cost and expense.

4.3	No Obligation to Distribute. Cingular will from time to time, in its sole and absolute discretion, assess the reliability and trustworthiness of LICENSOR, and the utility, appropriateness, and desirability, of LICENSOR’s Information Services. Based on Cingular’s assessment of LICENSOR and LICENSOR’s Information Services, Cingular shall determine whether to continue this Agreement. If Cingular determines in it sole and absolute discretion based on Cingular’s assessment of LICENSOR and LICENSOR’s Information Services that this Agreement should be terminated, Cingular shall give LICENSOR ninety (90) days prior notice of the effective date of such termination. Notwithstanding the foregoing, if Cingular at any time determines that that LICENSOR’s Information Services or any part of them are Unsuitable Information Services, Cingular may suspend the performance of this Agreement immediately and without notice until and unless the Unsuitable Information Services are removed. If Licensor’s Information Services is generating an excessive amount of refunds due to the technical failures with the Information Services, Cingular has the right to remove the Information Services from the site. To be clear, this term supersedes all commitments referred to in Exhibit C.

4.4	Credits. Cingular shall ensure that LICENSOR’s branding, LICENSOR’s copyright notice and other proprietary rights notices are displayed with all Information Service licensed and distributed by Cingular on the Cingular Web Interface, in a size and placement mutually agreed to by the Parties. Cingular may include a reference to such notices on Cingular’s Wap Interface.

4.5	Responsibility for Costs. Except as otherwise expressly provided hereunder, each Party shall be responsible for all costs and expenses incurred by it in connection with its performance of this Agreement.
SECTION 5. COMPENSATION AND PAYMENT
5.2	Pricing for LICENSOR Information Services. Cingular shall charge End Users as Cingular may designate for the use of Information Service.

5.3	Revenue Share. Cingular agrees that LICENSOR shall receive as compensation for the rights licensed hereunder that amount more fully described on Exhibit B (“Revenue Share”).

5.4	Credits. Cingular may credit End Users with the amount of any charge for Information Services which is disputed by the End User.

5.5	Payments and Reports. Cingular will calculate the Revenue Share payable to LICENSOR at the end of every calendar month and will provide to LICENSOR a monthly revenue statement by the 10th business day of the following month. Cingular will provide a final statement describing the Revenue Share due to LICENSOR, and pay that Revenue Share to LICENSOR in United States dollars, within sixty (60) days after the end of each calendar month . If the amount owed LICENSOR for any quarter is less than $25.00, Cingular will not mail a statement or payment until the next regular accounting period at which time the amounts owed (including withheld amounts) exceed $25.00. Cingular agrees to maintain accurate books and records regarding the Revenue Share payable to LICENSOR under this Agreement. Each statement will be deemed final and binding unless LICENSOR provides notice of its specific objections thereto to Cingular within one (1) year of the date on which such statement was due. During the one-year period following LICENSOR’s receipt of any statement from Cingular, a certified public accountant acting on LICENSOR’s behalf may inspect Cingular’s books and records related to that statement, at LICENSOR’s expense, to ensure that LICENSOR has been properly accounted to. Any such accountant must agree to maintain the confidentiality of Cingular’s books and records.
SECTION 6. ADVERTISING AND MARKETING
6.1.	Cingular Marketing Campaigns. Cingular may, in its discretion, create, implement and administer direct marketing and promotional campaigns designed to promote the availability of the Information Service on the Cingular Service both to existing and potential End Users. Nothing in this section will be construed as a commitment by Cingular to include references to the Information Service in any marketing efforts for the Cingular Service.

6.2	LICENSOR Marketing Campaigns. LICENSOR may, in its discretion, engage in a marketing campaign to promote the Information Service and market the availability of the Cingular Service in connection with its marketing activities. Nothing in this section will be construed as a commitment by LICENSOR to include references to the Cingular Service in any marketing efforts for the Information Service. LICENSOR shall at a minimum make the promotional steps shown on Exhibit C.

6.3	Publicity. LICENSOR shall not issue or release for publication any articles or advertising or publicity matter relating to the work performed hereunder or mentioning or implying the name of Cingular or any Affiliate, or any of their personnel, unless prior written consent is granted by Cingular. c. Cingular will respond to Licensor’s request for Publicity within 15 business days. No response from Cingular will be deemed as a rejection of the offer and Licensor shall not go forward with the Publicity.
SECTION 7. CINGULAR USER DATA
Cingular User Data. All Cingular User Data is Confidential Information and is the exclusive property of Cingular. If Cingular User Data is made available to LICENSOR, LICENSOR will not store, copy, analyze, monitor or otherwise use that data unless the parties have entered into a separate written agreement governing the use of that data except that data which the Company needs deliver its services, applications, game play, and fulfill customer purchases, subscriptions, inquiries and relationships.
SECTION 8. WARRANTY
8.1.	Mutual Representations. Each Party represents to the other Party and acknowledges the other Party’s reliance upon such representations, that this Agreement has been duly authorized, executed and delivered by its representative and that it has the power and authority to enter into and perform its obligations under this Agreement.

8.2.	Warranties by LICENSOR. LICENSOR warrants to Cingular that: (a) it has all necessary rights in and to the Information Service and LICENSOR’s Marks for Use within the scope of this Agreement, and has the power and authority to authorize the Use of any and all Intellectual Property Rights which it purports to authorize hereunder, free and clear of any and all security interests, liens, claims, charges or encumbrances; (b) the Information Service will not infringe upon or violate any applicable laws or regulations or any rights of third parties, including, but not limited to, infringement or misappropriation of Intellectual Property Rights, or to defamation or contain any libelous, obscene or unlawful material; and (c) that the Information Service shall not contain imbedded advertising messages.

8.3.	No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BOTH PARTIES’ SERVICES, INFORMATION, INFORMATION SERVICE AND OTHER MATERIALS ARE PROVIDED ON AN “AS IS,” “AS AVAILABLE” BASIS. EXCEPT FOR THE EXPRESS WARRANTIES MADE IN THIS AGREEMENT: (1) NEITHER PARTY MAKES ANY WARRANTY THAT ITS INFORMATION SERVICE OR SERVICE WILL BE UNINTERRUPTED, SECURE OR ERROR FREE, OR THAT DEFECTS IN EITHER PARTY’S INFORMATION SERVICE OR SERVICE WILL BE CORRECTED; AND (2) EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATERIALS PROVIDED UNDER THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR PERFORMANCE. THE PARTIES ACKNOWLEDGE THAT USE OF ANY DATA OR INFORMATION OBTAINED BY END USERS THROUGH EITHER PARTY’S INFORMATION SERVICE OR SERVICE IS AT SUCH END USERS’ OWN DISCRETION AND RISK, AND THAT END USERS WILL BE SOLELY RESPONSIBLE FOR ANY DAMAGE RESULTING FROM USE OF THAT SERVICE.
SECTION 9. CONFIDENTIALITY
9.1.	Use/Safeguarding Confidential Information. Receiving Party shall not use Disclosing Party’s Confidential Information for any purpose other than to exercise or perform its rights or obligations under this Agreement. Receiving Party shall not, without the prior written consent of Disclosing Party, copy or otherwise reproduce Disclosing Party’s Confidential Information, or disclose, disseminate or otherwise communicate, in whole or in part, Disclosing Party’s Confidential Information to any third party except to officers, directors and employees of Receiving Party (and, in the case of Cingular, to any Licensee and their subcontractors and agents) who need to know the Confidential Information and who will have undertaken to treat the Confidential Information in accordance with the provisions of this Section. Receiving Party further agrees that it shall safeguard Disclosing Party’s Confidential Information from disclosure using efforts no less commensurate with those Receiving Party employs for protecting the confidentiality of its own Confidential Information which it does not desire to disclose or disseminate, but in no event less than reasonable care. If Receiving party becomes compelled by law or order of court or administrative body to disclose any Disclosing Party’s Confidential Information, Receiving Party shall be entitled to disclose such Confidential Information provided that: (i) Receiving Party provides Disclosing Party with notice of such requirements to allow Disclosing Party to take any necessary action to safeguard the Confidential Information; and (ii) if required to do so, Receiving Party shall furnish only that portion of Disclosing Party’s Confidential Information which is legally required to be disclosed and shall exercise its best efforts to obtain assurances that Confidential Information will be treated in confidence.

9.2.	Exceptions. Notwithstanding anything to the contrary herein, the following will not constitute “Confidential Information” for the purposes of this Agreement: (i) information that Receiving Party can show, by documented and competent evidence, was known by it prior to the disclosure thereof to it, or independently developed by it, in both cases, without using the Confidential Information; (ii) information that is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by Receiving Party in breach of this Agreement; (iii) information that is or becomes available to Receiving Party on a non-confidential basis from a source other than Disclosing Party, provided that such source is not known by Receiving Party to be subject to any prohibition against transmitting the information to Receiving Party; or (iv) information for which Disclosing Party has authorized the relevant disclosure or other use.

9.3.	Remedies. Receiving Party agrees that Disclosing Party may be irreparably injured by a breach of this Section 9 of this Agreement and that Disclosing Party may be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court to prevent breaches of this Section 9 and to enforce specifically the terms and provisions hereof in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which Disclosing Party may be entitled at law or in equity in the event of any breach of the provisions hereof. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 9 but shall be in addition to all other remedies available at law or in equity.

9.4.	Return of Confidential Information. Upon the Disclosing Party’s request and, in any event, when this Agreement has expired or terminated, the Receiving Party will promptly return to the Disclosing Party or destroy, except for one copy of Disclosing Party’s Confidential Information, which may be retained for evidence purposes only:
9.4.1.	all Confidential Information that has been supplied by the Disclosing Party and is in the Receiving Party’s possession or control; and

9.4.2.	all analyses, studies, or other materials, or part thereof, that were created by the Receiving Party and that are based on or contain Confidential Information of the Disclosing Party.
9.5.	Certification. Upon the Disclosing Party’s request, a senior officer of the Receiving Party shall certify in writing on behalf of the Receiving Party that all Confidential Information required to be returned or destroyed pursuant to this Agreement has been returned or destroyed, as applicable.
SECTION 10. PROPERTY RIGHTS
10.1.	Background Intellectual Property. Unless otherwise expressly provided hereunder, each Party shall retain all Intellectual Property Rights in any Background Intellectual Property which it contributes to the Cingular Service or the Information Service and shall not be deemed to have assigned all or part of the Background Intellectual Property to the other Party.
SECTION 11. INDEMNITY
11.1.	General Indemnity. Each Party agrees to defend, fully indemnify and hold harmless the other Party and its directors, officers, affiliates, shareholders, employees and agents (collectively, the “Indemnified Persons”), from and against any and all claims, demands, suits, actions, causes of action and/or liability, of any kind whatsoever (a “Claim”), for damages, losses, costs and/or expenses (including reasonable legal fees and disbursements): (i) to the extent resulting from a breach by the indemnifying Party of any obligations, representations or warranties under this Agreement, or (ii) alleging that the indemnifying Party has infringed any Intellectual Property Right or violated any trade secret right or other right of any third party.

11.2.	LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR LOSS OF PROFITS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO EITHER PARTY’S BREACH OF SECTION 9 OR SECTION 11.1 OF THIS AGREEMENT.
SECTION 12. TERMINATION
12.1.	Insolvency. Either Party may immediately terminate this Agreement, upon written notice to the other Party, if such other Party is subject to proceedings in bankruptcy or insolvency, voluntarily or involuntarily, if a receiver is appointed with or without the other Party’s consent, if the other Party assigns its property to its creditors or performs any other act of bankruptcy or if the other Party becomes insolvent and cannot pay its debts when they are due.

12.2.	Material Breach. Either Party (the “Terminating Party”) may terminate this Agreement in the event of material breach by the other Party (the “Defaulting Party”) of its obligations hereunder, provided that such breach in the Terminating Party’s reasonable opinion is not cured by or on behalf of Defaulting Party within twenty (20) Business Days of notification by the Terminating Party of such breach.

12.3.	No Prejudice. Except as otherwise provided above, the Parties’ right to terminate this Agreement is without prejudice to, and shall not affect any other remedies available to, the Parties.

SECTION 13. ARBITRATION
13.1.	The parties agree that any and all disputes or controversies of any nature between them arising at any time shall be determined by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) before a single neutral arbitrator (“Arbitrator”). The Arbitrator shall be an attorney or retired judge with at least ten (10) years experience in content licensing and technology and shall be mutually agreed upon by LICENSOR and Cingular. If LICENSOR and Cingular are unable to agree on an Arbitrator, the Arbitrator shall be appointed by the AAA. The fees of the Arbitrator shall be borne equally by LICENSOR and Cingular. The parties shall be entitled to conduct discovery as determined by the Arbitrator, provided that (a) the Arbitrator must authorize such all discovery in advance based on findings that the material sought is relevant to the issues in dispute and that the nature and scope of such discovery is reasonable under the circumstances, and (b) discovery shall be limited to depositions and production of documents unless the Arbitrator finds that another method of discovery (e.g., interrogatories) is the most reasonable and cost efficient method of obtaining the information sought. There shall be a record of the proceedings at the arbitration hearing and the Arbitrator shall issue a Statement of Decision setting forth the factual and legal basis for the Arbitrator’s decision. If neither party gives written notice requesting an appeal within ten (10) business days after the issuance of the Statement of Decision, the Arbitrator’s decision shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to a court of competent jurisdiction, which may be made ex parte, for confirmation and enforcement of the award. If either party gives written notice requesting an appeal within ten (10) business days after the issuance of the Statement of Decision, the award of the Arbitrator shall be appealed to three (3) neutral arbitrators (the “Appellate Arbitrators”), each of whom shall have the same qualifications and be selected through the same procedure as the Arbitrator. The appealing party shall file its appellate brief within thirty (30) days after its written notice requesting the appeal and the other party shall file its brief within thirty (30) days thereafter. The Appellate Arbitrators shall in all cases issue a final award and shall not remand the matter to the Arbitrator. The decision of the Appellate Arbitrators shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to a court of competent jurisdiction, which may be made ex parte, for confirmation and enforcement of the award
SECTION 14. GENERAL PROVISIONS
14.1.	Assignment. This Agreement may not be assigned by either Party in whole or in part, without the other Party’s prior written consent, except to an Affiliate; provided, however, that either Party may assign or transfer this Agreement as part of a sale of all or substantially all of its assets without the prior consent of the other Party.

14.2.	Relationship of Parties. LICENSOR is an independent contractor of Cingular. This Agreement shall not be construed to and does not create a relationship of agency, partnership, employment or joint venture. Neither Party shall have the authority to bind the other Party without the prior written consent of the Party who is sought to be bound.

14.3.	Force Majeure. No Party to this Agreement shall be liable to the other Party for any failure or delay in fulfilling an obligation hereunder, if said failure or delay is attributable to circumstances beyond its control, including, but not limited to, any fire, power failure, labour dispute or government measure (“Force Majeure”). The Parties agree that the deadline for fulfilling the obligation in question shall be extended for a period of time equal to that of the continuance of the Force Majeure. LICENSOR shall use all commercially reasonable efforts to minimize the effect of the Force Majeure on its performance under this Agreement. Notwithstanding the continuance of an event of Force Majeure, LICENSOR may not delay performance of its obligations under any circumstances by more than thirty (30) Business Days, otherwise Cingular may terminate this Agreement and procure the Product from a third party, at its sole discretion.

14.4.	Survival. The following sections shall survive the expiration or termination of this Agreement, regardless of the reasons for its expiration or termination, in addition to any other provision which by law or by its nature should survive: Sections 5, 7, 8.2, 9 (for a period of two (2) years following the termination date), 10, 11, 13 and 14.

14.5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to choice of laws principles thereof.

14.6.	Notices. All notices under the terms of this Agreement shall be given in writing and sent by registered mail or facsimile transmission or shall be delivered by hand to the following addresses:

CINGULAR WIRELESS, LLC		LICENSOR

Address:	Cingular Wireless, LLC	Address: 1810 Gateway Blvd, Suite 200,
	5565 Glenridge Connector	San Mateo, CA 94404
	Suite 2000	Phone: (650) 571-1550
	Atlanta, GA 30342-4756	Fax: (650) 571-5698
Fax *****
Attention: General Counsel

Attention: Paul Zuzelo, CFO
All notices shall be presumed to have been received when they are hand delivered, or five (5) Business Days of their mailing, or on the Business Day following the day of facsimile transmission.

14.7.	Severability. If any provision, or portion thereof, of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions of this Agreement, and each provision, or portion thereof, is hereby declared to be separate, severable and distinct.

14.8.	Waiver. A waiver of any provision of this Agreement shall only be valid if provided in writing and shall only be applicable to the specific incident and occurrence so waived. The failure by either Party to insist upon the strict performance of this Agreement, or to exercise any term hereof, shall not act as a waiver of any right, promise or term, which shall continue in full force and effect.

14.9.	Remedies Cumulative. No single or partial exercise of any right or remedy under this Agreement shall preclude any other or further exercise of any other right or remedy in this Agreement or as provided at law or in equity. Rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided at law or in equity.

14.10.	Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

14.11.	Business Days. Any payment or notice that is required to be made or given pursuant to this Agreement on a day that is not a Business Day shall be made or given on the next Business Day.

14.12.	Conflicts. In the event of any conflict or inconsistency between the terms of the main body of this Agreement and any Schedule, the terms of the main body of this Agreement shall prevail, unless otherwise expressly indicated and subject to any applicable provisions or laws in respect of tariffs or other regulatory matters.

14.13.	Amendment. This Agreement may only be amended by written agreement duly executed by authorized representatives of the Parties.

*****   The omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.

14.14.	Entire Agreement. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall replace all prior promises or understandings, oral or written.

14.15.	Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or otherwise, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
AGREED TO AND SIGNED by the duly authorized representatives of the Parties as of the date first set forth above.

CINGULAR WIRELESS, INC.		LICENSOR

By:	[ILLEGIBLE]	By:	/s/ Ray Schaaf
	Name:		Name: Ray Schaaf
	Title:		Title: President of Publishing
	Date:		Date: September 16, 2004

EXHIBIT A
Description of Information Service

PRODUCT NAME	DESCRIPTION
Application	Downloads, other than games or music, which can be used for personal or business use. Items such as weather and travel applications fall into this category.

FxTone	Tone embodying solely a sound effect

Game	Downloads designed for use as a game, either single or multi-player.

Graphic	Inanimate and animated color or black and white images designed for use as wallpaper on a Wireless Device.

Label Tone	Tone embodying a master sound recording commercially released by a record label

Ringtone	Downloadable monophonic and polyphonic audio segments that may be used on a Compatible Device in each of the Formats

Voice Ringer	Tone where the most prominent element is the spoken voice of a celebrity

EXHIBIT B
Revenue Share
Cingular agrees that LICENSOR shall receive the below percent of the gross amounts (excluding sales and use taxes) received by Cingular from the End User that are generated by the sale or other exploitation of the Information Service under this Agreement (the “Revenue Share”).

Revenue
Share
Product	Royalty
Group	Bearing
Applications & Games	*****	%
Graphics	*****	%
LabelTones	*****	%
Monos/Polys	*****	%
FXTones	*****	%
VoiceRingers	*****	%
No Revenue Share will be paid for Information Services which are given away to induce sales or for promotional purposes or for other uses of an Information Service for which no direct payment is received by Cingular.
From time to time, Cingular may propose promotional programs including, but not limited to, programs in which LICENSOR’s Information Service is bundled with the information services of other licensors and sold for a bundled rate. As a part of such proposals, Cingular may propose a different Revenue Share for LICENSOR. Cingular shall make such proposals in writing. LICENSOR shall have seven (7) business days to reject any such proposal, or it shall be deemed accepted by LICENSOR and this Agreement shall be deemed amended to reflect the terms of such proposal.
LICENSOR agrees that the Revenue Share described above is inclusive of all Revenue Share, fees, charges and other payments of any kind whatsoever due to any songwriters, publishers, featured or non-featured performers, producers, engineers, mixers, re-mixers and any other third parties who may be entitled to compensation as a result of Cingular’s (or its End Users’) use of the Information Service, or any musical works embodied in the Information Service (including any amounts that may be payable in connection with the public performance of any musical work embodied in any Information Service) under this Agreement.

*****	The omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.

Exhibit C
Marketing Commitment
1.	Sorrent and CINGULAR commit to continue working together to develop joint marketing initiatives to ensure the sell through of Sorrent’s Premium Titles or Brands as referenced in Schedule 1 of this Exhibit. Sorrent will provide MDF to support these brands. Spend of MDF will be mutually agreed upon. For advertising programs to be funded by the MDF, Cingular recommends that the ads include incentive or advertisement on how to get games from the Cingular Storefront. This may include, but are not limited to, SMS short codes with links to the WAP Cingular storefront. Additionally, the MDF should be used to drive traffic to the Cingular sites and should not include advertisements on the Cingular sites.

2.	As part of the MDF commitment and Premium Partnership, Cingular and Sorrent agree to hold the following meetings:
a.	Quarterly Marketing meetings to discuss the administration of funds, brand/title commitments, and over content strategy. The MDF spends will be reviewed at this meeting and compared to the agreed-to minimums and percentage commitments.

b.	Monthly Sales and Marketing review meetings

c.	Weekly meeting to review progress of active programs
3.	Sorrent will commit the greater of *****% of gross revenues or $***** per year into the MDF during the term of the agreement.

4.	In return for Marketing Commitment, Cingular grants Sorrent Premium Deck Placement for ***** individual Titles each quarter within the Games and Applications WAP decks. The Titles and/or Brands that will receive this placement are referred to in Schedule 1. These Titles or Brands will receive the bulk of the MDF support. All titles will be required to work on an agreed-to minimum number of handsets.

5.	Cingular will provide Sorrent the following as it relates to these titles:
a.	SMS Alert — Games and Applications will be featured in our SMS opt-in messages

b.	E-Mail Alert — Games and Applications that are part of this program will be featured in our E-mail opt-in alert messages

c.	Online (Featured placement at Cingular Wireless website)

d.	Other Retail and Web opportunities of value equal to other premium titles
6.	Examples of the types of things that the MDF can be used for, but are not limited to:
a.	Discounted downloadable content

b.	Sponsorship of roadshows to educate sales force on Premium games

c.	Radio/TV/SMS/e-mail campaigns on Premium games

d.	Event sponsorship and signage opportunities

e.	Cingular specific sales and marketing materials

f.	Street marketing activities

g.	Exclusive opportunities where Sorrent has obtained unique licensing rights

h.	List acquisition

i.	Sweepstakes Promotions

j.	Flash demo development

k.	Prizing

l.	Special title development and associated costs

m.	SPIFFS

n.	Newsletter campaigns

o.	Web advertisement
7.	If Marketing and Media values are used as part of the MDF, valuation metrics like Cost Per Thousand (CPM) will used and agreed to by both parties. Examples of some standard CPMs that Cingular uses for specific mediums are as follows:

*****	The omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.

▪	Network TV—$*****

▪	Network Cable — $*****

▪	Print (national magazine) — $*****

▪	Local Newspaper — $***** (depends on ad size)

▪	Local Radio—$*****

▪	Spot TV-$*****

▪	Outdoor — $*****
8.	Program will be administered through using an agreed-to document that will require both parties signature to disperse funds. Cingular will maintain a spreadsheet to track the amount of funds in the MDF.
9.	Cingular and Sorrent agree to meet within 30 days of contract execution to decide on the initial set of Titles that will receive the Marketing and Premium Placement status to be outlined in Schedule 1 of Exhibit C. .

*****  The omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.

Schedule 1 of Exhibit C
Title and Brand Commitment